Exhibit 34.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors of PNC Bank, National Association:
We have examined PNC Bank, National Association’s, as successor to National City Bank, (the “Bank”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all asset-backed securities transactions conducted by National City Credit Card Master Note Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding at any one time during the period from January 1, 2009 through December 31, 2009 (the “Platform”), as described in the accompanying Management’s Report on Assessment of Compliance with Applicable Servicing Criteria, excluding criteria 1122(d)(1)(iii); 1122(d)(2)(iii), 1122(d)(2)(vi); 1122(d)(3)(iii); 1122(d)(4)(i), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Bank has determined are not applicable to the servicing activities performed by it with respect to the Platform. Exhibit B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Bank’s compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(3)(i) of Regulation AB applicable to the Bank during the year ended December 31, 2009. As required by Item 1122(d)(3)(i) of Regulation AB, the servicer’s reports to investors, including those to be filed with the Commission, are required to be maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are required to be prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) are required to provide information calculated in accordance with the terms specified in the transaction agreements; (C) are required to be filed with the Commission as required by its rules and regulations; and (D) are required to agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer. During the period from January 1, 2009 through December 31, 2009, certain investor reports contained errors that resulted in disclosures that were inconsistent with the terms set forth in the transaction agreements.
In our opinion, except for the material noncompliance described in the preceding paragraph, PNC Bank, National Association, as successor to National City Bank, complied with the aforementioned applicable servicing criteria as of and

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for the year ended December 31, 2009 for all asset-backed securities transactions conducted by National City Credit Card Master Note Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding at any one time during the period from January 1, 2009 through December 31, 2009, in all material respects.
/s/ PricewaterhouseCoopers LLP
March 31, 2010
New York, NY

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